                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         TOREADOR RESOURCES CORPORATION

                    (Originally incorporated on July 16, 1951
                  under the name Toreador Royalty Corporation)


         FIRST: The name of the Corporation is Toreador Resources Corporation.

         SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law ("DGCL"). The Corporation is to have perpetual existence.

         FOURTH:

                  SECTION 1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 34,000,000, consisting of
(1) 4,000,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"), and (2) 30,000,000 shares of Common Stock, par value $.15625 per share ("Common Stock").

                  SECTION 2. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

         All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

         Pursuant to the authority conferred by this Article FOURTH, the following series of Preferred Stock has been designated, such series consisting of such number of shares, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as are stated and expressed in the exhibit with respect to such series attached hereto as specified below and incorporated herein by reference:

                  Exhibit A -- Series A Convertible Preferred Stock

                  SECTION 3. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which stockholders generally are entitled to vote. Subject to the provisions of law and the rights of the holders of any class or series of stock having a preference as to dividends over the Common Stock then outstanding, dividends may be paid on the Common Stock at such times and in such amounts as the Board of Directors shall determine. Upon the dissolution, liquidation or winding up of the Corporation, after any preferential amounts to be distributed to the holders of any class or series of stock having a preference over the Common Stock then outstanding have been distributed or set apart for payment, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them, respectively.

         FIFTH: The number of directors constituting the Board of Directors shall be fixed by, or in the manner provided in, the bylaws of the Corporation, provided that such number shall be no less than one (plus such number of directors as may be elected from time to time pursuant to the terms of any series of Preferred Stock that may be issued and outstanding).

         SIXTH: All the powers of the Corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors. In furtherance and not in limitation of that power, the Board of Directors shall have the power to make, adopt, alter, amend, and repeal from time to time the bylaws of the Corporation and to make from time to time new bylaws of the Corporation.

         SEVENTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation of the personal liability of a director of the Corporation existing at the time of such repeal or modification.

         EIGHTH: The Corporation shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the DGCL, as the same exists or may hereafter be amended; provided, however, that except as provided in this Article EIGHTH with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

         Such rights shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article EIGHTH is in effect. Any repeal or amendment of this Article EIGHTH shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article EIGHTH. Such right shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the DGCL.

         If a claim for indemnification hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the DGCL, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors or any Committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including the Board of Directors or any Committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification by the Corporation is not permissible.

         In the event of the death of any person having rights of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise.

         The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

         As used herein, the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.


                                    * * * * *

         IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation, as amended to date, and which has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law has been executed by its duly authorized officer this 30th day of May, 2002.

                               Toreador Resources Corporation.


                               By: /s/ G. Thomas Graves III
                                   ---------------------------------------------
                               Name: G. Thomas Graves III
                               Title: President and CEO

                                    EXHIBIT A


                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                         TOREADOR RESOURCES CORPORATION


1. DESIGNATION AND AMOUNT.

         The designation of this series, which consists of 160,000 shares (each such share being referred to herein as a "Preferred Share" and all such shares being collectively referred to as the "Preferred Shares") of Preferred Stock, is the Series A Convertible Preferred Stock (the "Series A Preferred Stock") and the face amount shall be Twenty-Five Dollars ($25.00) per share (the "Stated Value"). The Preferred Shares will be issued pursuant to the provisions of a Securities Purchase Agreement by and among the Corporation and the purchasers named therein (the "Securities Purchase Agreement").

2. DIVIDENDS.

         (a) Dividend Rate; Payments. The Holders (each, a "Holder" and collectively, the "Holders") of Preferred Shares shall be entitled to receive, to the extent permitted by applicable law, in preference to the payment of any dividend on any class or series of Junior Securities (as defined below), cumulative dividends ("Dividends") on each Preferred Share in an amount equal to, on an annualized basis, the Stated Value of such Preferred Share times nine percent (9%). Dividends shall accrue and cumulate on each Preferred Share from the date of the original issuance thereof (the "Purchase Date") through the earlier to occur of (A) the payment thereof in accordance with the terms of this
Section 2(a) and (B) the redemption or conversion of such Preferred Share in accordance with the terms hereof. Dividends shall be paid in cash. Accrued Dividends on each outstanding Preferred Share shall be payable in four quarterly installments on the last day of March, June, September and December of each year commencing on March 31, 1999 unless earlier due and payable on a Conversion Date (as defined below) or a Redemption Date (as defined below) (each, a "Dividend Payment Date"). If, on any date, Dividends on any outstanding Preferred Shares have not been paid or declared by the Board of Directors in accordance with applicable law and set aside for payment with respect to all Dividend Payment Dates preceding such date, the aggregate amount of such Dividends shall be fully paid or declared and set aside for payment before any distribution, whether by way of dividend or otherwise, shall be declared, paid or set apart with respect to any Junior Securities on or after such date.

         (b) Delivery of Dividends. The Corporation shall mail any dividends declared by check to the Holder or its nominee postmarked no later than three
(3) Business Days (as defined below) following the applicable Dividend Payment Date.

3. PRIORITY.

         (a) Payment upon Dissolution.


                  (i) Upon the occurrence of (x) any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, commenced by the Corporation or by its creditors, as such, or relating to its assets or (y) the dissolution or other winding up of the Corporation whether total or partial, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, or (z) any assignment for the benefit of creditors or any marshalling of the material assets or material liabilities of the Corporation (each, a "Liquidation Event"), no distribution shall be made to the holders of any shares of Junior Securities (as defined below) unless each Holder shall have received the Liquidation Preference (as defined below) with respect to each Preferred Share then held by such Holder. In the event that upon the occurrence of a Liquidation Event the assets available for distribution to the Holders are insufficient to pay the Liquidation Preference (as defined below) with respect to all of the outstanding Preferred Shares and the preferential amounts payable to such holders, the entire assets of the Corporation shall be distributed ratably among the outstanding Preferred Shares in proportion to the ratio that the preferential amount payable on each such share (which shall be the Liquidation Preference in the case of a Preferred Share) bears to the aggregate preferential amount payable on all such shares.

                  (ii) The "Liquidation Preference" with respect to a Preferred Share shall mean an amount equal to the Stated Value of such Preferred Share (subject to ratable adjustment in the event of any stock split or combination of the Series A Preferred Stock and to equitable adjustment in the event of a reclassification of the Series A Preferred Stock or other similar event) plus any accrued and unpaid Dividends thereon. "Junior Securities" shall mean the Common Stock and all other capital stock of the Corporation.

4. CONVERSION.

         (a) Right to Convert. Each Holder shall have the right to convert, at any time and from time to time from and after the Purchase Date, all or any part of the Preferred Shares held by such Holder, unless previously redeemed, into such number of fully paid and non-assessable shares of Common Stock ("Conversion Shares") as is computed in accordance with the terms hereof (a "Conversion").

         (b) Conversion Notice. In order to convert Preferred Shares, a Holder shall send by facsimile transmission, at any time prior to 5:00 p.m., central time, on the date on which such Holder wishes to effect such Conversion (the "Conversion Date"), (i) a notice of conversion (a "Conversion Notice"), in substantially the form of Exhibit A hereto, to the Corporation and to its designated transfer agent for the Common Stock (the "Transfer Agent") stating the number of Preferred Shares to be converted, the applicable Conversion Price (as defined below) and a calculation of the number of shares of Common Stock issuable upon such Conversion and (ii) a copy of the certificate or certificates representing the Preferred Shares being converted. The Holder shall thereafter send the original of the Conversion Notice and of such certificate or certificates to the Transfer Agent. The Corporation shall issue a new certificate for Preferred Shares in the event that less than all of the Preferred Shares represented by a certificate delivered to the Corporation in connection with a Conversion are converted. Except as otherwise provided herein, upon delivery of a Conversion Notice by a Holder in accordance with the terms hereof, such Holder shall, as of the applicable Conversion Date, be deemed for all purposes to be record owner of the Common Stock to which such Conversion Notice relates. In the case of a dispute between the Corporation and a Holder as to the calculation of the Conversion Price or the number of Conversion Shares or Dividend Payment Shares issuable upon a Conversion, the Corporation shall promptly issue to such Holder the number of Conversion Shares and Dividend Payment Shares that are not disputed and shall submit the disputed calculations to the Corporation's independent accountant within three (3) Business Days of receipt of such Holder's Conversion Notice. The Corporation shall cause such accountant to calculate the Conversion Price as provided herein and to notify the Corporation and such Holder of the results in writing no later than three (3) Business Days following the day on which it received the disputed calculations. The Corporation shall deliver the Conversion Shares and Dividend Payment Shares, if any, owed to a Holder pursuant to such accountant's calculations on or before the close of business on the third (3rd) Business Day following the Corporation's receipt of notice from such accountant of the results of its calculations. Such accountant's calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations were most at variance with those of such accountant.

         (c) Number of Conversion Shares; Conversion Price. The number of Conversion Shares to be delivered by the Corporation pursuant to a Conversion shall be determined by dividing the aggregate Stated Value of the Preferred Shares to be converted by the Conversion Price (as defined herein) in effect on the applicable Conversion Date. Subject to adjustment as provided in Section 5 below, "Conversion Price" shall mean Four Dollars ($4.00).

         (d) Certain Definitions. "Trading Day" shall mean any day on which the Common Stock is traded on the Nasdaq National Market System or on the principal securities exchange or market located in the United States on which the Common Stock is then traded. "Business Day" means any day on which the New York Stock Exchange and commercial banks located in the City of New York are open for business.

         (e) Delivery of Common Stock Upon Conversion. Upon receipt of a Conversion Notice from a Holder pursuant to paragraph 4(b) above, the Corporation shall, no later than the close of business on (A) the later to occur of (i) the third (3rd) Business Day following the Conversion Date set forth in such Conversion Notice and (ii) the first Business Day following delivery of the original certificates, duly endorsed, representing the Preferred Shares being converted pursuant thereto and (B) with respect to Conversion Shares which are disputed as described in paragraph 4(b) above, and required to be delivered by the Corporation pursuant to the accountant's calculations described therein, the date for delivery thereof specified in such paragraph 4(b) (the "Delivery Date"), issue and deliver or cause to be delivered to such Holder the number of Conversion Shares as shall be determined as provided herein. The Corporation shall effect delivery of Conversion Shares by delivering to the Holder or its nominee physical certificates representing such Conversion Shares, no later than the close of business on such Delivery Date. If any Conversion would create a fractional Conversion Share, such fractional Conversion Share shall be disregarded and, at the Corporation's sole discretion, either the number of Conversion Shares issuable upon such Conversion, in the aggregate, shall be the next higher number of Conversion Shares or the Corporation shall pay cash in an amount calculated by multiplying the amount of the fractional share times the Conversion Price for such Conversion.

5. ADJUSTMENTS TO CONVERSION PRICE.

         (a) Adjustment to Conversion Price Due to Stock Split, Stock Dividend, Etc. If, prior to the Conversion of all of the Preferred Shares, (A) the number of outstanding shares of Common Stock is increased by a stock split, a stock dividend on the Common Stock, a reclassification of the Common Stock, the distribution to holders of Common Stock as a class of rights or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price thereof (based upon the subscription or exercise price of such rights or warrants at the time of the issuance thereof) or other similar event, the Conversion Price shall be proportionately reduced, or (B) the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares or other similar event, the Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the Transfer Agent of such change on or before the effective date thereof.

         (b) Adjustment Due to Merger, Consolidation, Etc. If, prior to the Conversion of all of the Preferred Shares, there shall be any merger, consolidation, business combination, tender offer, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Common Stock shall be exchanged for or changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity (an "Exchange Transaction"), then such Holder shall (A) upon the consummation of such Exchange Transaction, have the right to receive, with respect to any shares of Common Stock then held by such Holder, or which such Holder is then entitled to receive pursuant to a Conversion Notice previously delivered by such Holder, (and without regard to whether such shares contain a restrictive legend or are freely-tradeable) the same amount and type of consideration (including without limitation, stock, securities and/or other assets) and on the same terms as a holder of shares of Common Stock would be entitled to receive in connection with the consummation of such Exchange Transaction (the "Exchange Consideration"), and (B) upon the Conversion of Preferred Shares occurring subsequent to the consummation of such Exchange Transaction, the Exchange Consideration which such Holder would have been entitled to receive in connection with such Exchange Transaction had such shares been converted immediately prior to such Exchange Transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of such Holder to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon a Conversion) shall thereafter be applicable as nearly as may be practicable in relation to any securities thereafter deliverable upon the Conversion of such Preferred Shares. The Corporation shall not effect any Exchange Transaction unless (i) it first gives to each Holder twenty (20) days prior written notice of such Exchange Transaction (an "Exchange Notice"), and makes a public announcement of such event at the same time that it gives such notice and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of the Corporation hereunder, including the terms of this subparagraph 6(b), and under the Securities Purchase Agreement and the Registration Rights Agreement described in the Securities Purchase Agreement (the "Registration Rights Agreement").

         (c) Distribution of Assets. If the Corporation shall declare or make any distribution of cash, evidences of indebtedness or other securities or assets (other than cash dividends or distributions payable out of earned surplus or net profits for the current or the immediately preceding year), or any rights to acquire any of the foregoing, to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise, including any dividend or distribution in shares of capital stock of a subsidiary of the Corporation (collectively, a "Distribution"), then, upon a Conversion by a Holder occurring after the record date for determining stockholders entitled to such Distribution, the Conversion Price for Preferred Shares not converted prior to the record date of a Distribution shall be reduced to a price determined by decreasing the Conversion Price in effect immediately prior to the record date of the Distribution by an amount equal to the fair market value of the assets so distributed with respect to each share of Common Stock, such fair market value to be determined by an investment banking firm selected by the Corporation.

         (d) No Fractional Shares. If any adjustment under this Section would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and, at the Corporation's sole discretion, either the number of shares of Common Stock issuable upon Conversion shall be the next higher number of shares or the Corporation shall pay in cash an amount calculated by multiplying the amount of the fractional share times the Conversion Price for such Conversion.

6. OPTIONAL REDEMPTION BY CORPORATION.

         (a) Optional Redemption. Any time on or after December 1, 2004, the Corporation shall have the right to redeem, in whole or in part, Preferred Shares outstanding at the Optional Redemption Price (as defined below) (an "Optional Redemption"), to the extent permitted by applicable law and so long as
(A) the Corporation shall have sufficient cash available on the Optional Redemption Date to effect such Optional Redemption and (B) the Corporation shall have delivered to each Holder at least fifteen (15) Trading Days prior written notice (an "Optional Redemption Notice") specifying the date on which such Optional Redemption is to be effected (the "Optional Redemption Date") and the amount of the Optional Redemption Price payable to such Holder. If the Corporation should elect to redeem less than all the Preferred Shares outstanding, the Corporation shall select those Preferred Shares to be redeemed by lot. Nothing contained herein shall limit a Holder's right to convert its Preferred Shares at any time prior to the Optional Redemption Date.

         (b) Optional Redemption Price. In the event of an Optional Redemption on or after December 1, 2004, the Optional Redemption Price to be paid to a Holder shall be the Liquidation Preference of the Preferred Shares then held by such a Holder multiplied by (i) 1.05 if the Optional Redemption Date is on or after December 1, 2004 but before December 1, 2005,

(ii) 1.04 if the Optional Redemption Date is on or after December 1, 2005 but before December 1, 2006, (iii) 1.03 if the Optional Redemption Date is on or after December 1, 2006 but before December 1, 2007, (iv) 1.02 if the Optional Redemption Date is on or after December 1, 2007 and before December 1, 2008, (v)
1.01 if the Optional Redemption Date is on or after December 1, 2008 and before December 1, 2009, or (vi) 1.00 if the Optional Redemption Date is on or after December 1, 2009, plus in all cases, accrued and unpaid dividends through and including the Optional Redemption Date.

         (c) Payment of Optional Redemption Price. Upon the redemption of a Preferred Share, payment of the Optional Redemption Price, which shall be in the form of a Corporation check, to the Holder thereof will be effected simultaneously with the return of such share by such Holder to the Corporation. To the extent the Corporation shall redeem less than all of the Preferred Shares outstanding, the Corporation shall also deliver certificates evidencing the unredeemed Preferred Shares in addition to the Optional Redemption Price.

7. MISCELLANEOUS.

         (a) Transfer of Preferred Shares. A Holder may sell or transfer all or any portion of the Preferred Shares to any person or entity as long as such sale or transfer is the subject of an effective registration statement under the Securities Act or is exempt from registration thereunder and otherwise is made in accordance with the terms of the Securities Purchase Agreement. From and after the date of such sale or transfer, the transferee thereof shall be deemed to be a Holder. Upon any such sale or transfer, the Corporation shall, promptly following the return of the certificate or certificates representing the Preferred Shares that are the subject of such sale or transfer, issue and deliver to such transferee a new certificate in the name of such transferee.

         (b) Notices. Except as otherwise provided herein, any notice, demand or request required or permitted to be given pursuant to the terms hereof, the form or delivery of which notice, demand or request is not otherwise specified herein, shall be in writing and shall be deemed given (i) when delivered personally or by verifiable facsimile transmission on or before 5:00 p.m., central time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the third Business Day after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed to the parties as follows:

                  If to the Corporation:

                  Toreador Resources Corporation
                  4809 Cole Avenue
                  Suite 108
                  Dallas, Texas 75205

                  Attn.:   Chief Executive Officer
                  Fax:     214-559-3945


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

and if to any Holder, to such address for such Holder as shall be designated by such Holder in writing to the Corporation.

         (c) Lost or Stolen Certificate. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of a certificate representing Preferred Shares, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of such certificate if mutilated, the Corporation shall execute and deliver to the Holder a new certificate identical in all respects to the original certificate.

         (d) No Voting Rights. Except as provided by applicable law and paragraph 7(e) below, the Holders of the Preferred Shares shall have no voting rights with respect to the business, management or affairs of the Corporation. The Corporation shall provide each Holder with prior notification of each meeting of stockholders (and copies of proxy statements and other information sent to such stockholders).

         (e) Protective Provisions.

                  (A) So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of the Holders of at a majority of the then outstanding shares of Series A Preferred Stock:

                           (i) alter or change the rights, preferences or
privileges of the Series A Preferred Stock or any other capital stock of the Corporation so as to affect adversely the Series A Preferred Stock;

                           (ii) create any new class or series of capital stock
having a preference over or ranking pari passu with the Series A Preferred Stock as to redemption, the payment of dividends or distribution of assets upon a Liquidation Event or any other liquidation, dissolution or winding up of the Corporation;

                           (iii) increase the authorized number of shares of
Preferred Stock;

                           (iv) re-issue any shares of Series A Preferred Stock
which have been converted in accordance with the terms hereof; or

                           (v) declare, pay or make any provision for any cash
dividend or distribution with respect to the Common Stock of the Corporation.

                  (B) If the Corporation (i) fails to pay dividends in respect of four quarterly dividend periods, or (ii) fails to make a Mandatory Redemption, holders of a majority of the outstanding shares of the Preferred Stock would be entitled acting separately as a class, to elect one person to the Board of Directors of the Corporation. Upon the taking of such action, the maximum authorized number of members of the Board of Directors shall automatically increase by one person so elected, and the vacancy so created shall be filled by the person elected pursuant to this subparagraph (B). A director elected by the holders of Series A Preferred Stock pursuant to this subparagraph (B) shall serve until his successor is duly elected and qualified, until his removal or until his term terminates as provided below. Such a director may be removed without cause at any time by action, and only by such action, of the holders of shares of Series A Preferred Stock. If the office of a director elected pursuant to this subparagraph (B) becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, such vacancy may be filled by the action, and only by such action, of the holders of shares of Series A Preferred Stock. At such time as the event of default giving rise to this right to elect a director has been cured, such right shall terminate, the term of any director elected pursuant to this subparagraph
(B) shall terminate and the maximum number of authorized members of the Board of Directors shall decrease automatically to the maximum number of authorized members of the Board of Directors in effect immediately before any action was taken pursuant hereto.

                                    EXHIBIT A

                              NOTICE OF CONVERSION

The undersigned hereby elects to convert shares of Series A Convertible Preferred Stock (the "Preferred Stock"), represented by stock certificate No(s). ________________________ (the "Preferred Stock Certificates"), into shares of common stock ("Common Stock") of Toreador Resources Corporation (the "Company") according to the terms and conditions of the Certificate of Designation relating to the Preferred Stock (the "Certificate of Designation"), as of the date written below. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Certificate of Designation.

? (check box if shares of Common Stock have been resold) The undersigned represents that the shares of Common Stock to be issued by the Company hereby have been resold or transferred by the undersigned in accordance with the provisions of the prospectus included in the Registration Statement.

                           Date of Conversion:
                                                               -----------

                           Number of Shares of
                           Preferred Stock to be Converted:
                                                               -----------

                           Applicable Conversion Price:
                                                               -----------

                           Number of Shares of
                           Common Stock to be Issued:
                                                               -----------

                           Amount of Dividend
                           Accrued through the
                           Conversion Date:
                                                               -----------


                           Name of Holder:
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                           Address:
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                           Signature:
                                            ------------------------------------
                                            Name:
                                            Title: